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                                                                    EXHIBIT 99.2

              [LETTERHEAD OF BANCBOSTON ROBERTSON STEPHENS INC.]


                 CONSENT OF BANCBOSTON ROBERTSON STEPHENS INC.

We hereby consent to the inclusion of our opinion dated March 9, 1999 to the Board of Directors of Oshap Technologies Ltd. ("Oshap") as Appendix C to, and to the reference thereto under the caption "The Arrangement and Related Transactions -- Opinions of Oshap's Financial Advisors -- Opinion of Robertson Stephens" in, the proxy statement/prospectus (the "Proxy Statement/Prospectus") of Oshap and SunGard Data Systems Inc. ("SunGard") relating to the arrangement between Oshap and SunGard. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


May 12, 1999                             BANCBOSTON ROBERTSON STEPHENS INC.


                                         /s/ BANCBOSTON ROBERTSON STEPHENS INC.
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